Exhibit 10.2

HASBRO, INC.

RESTATED 2003 STOCK INCENTIVE PERFORMANCE PLAN

STOCK OPTION AGREEMENT FOR EMPLOYEES

FEBRUARY 20, 2018 GRANT

BRIAN GOLDNER

            AGREEMENT, made effective as of ___________, 2018, by and between HASBRO, INC., a Rhode Island corporation (the "Company") and the designated option grant recipient (the "Optionee").

            WHEREAS, Optionee is an employee of the Company or of a direct or indirect subsidiary of the Company and is eligible to participate in the Company's Restated 2003 Stock Incentive Performance Plan, as amended (the "Plan"), and

            WHEREAS, the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") acting in accordance with the provisions of the Plan is granting to Optionee a non-qualified stock option to purchase the specified number of shares of Common Stock of the Company, par value $.50 per share (the "Common Stock"), at a price determined by said Committee to be not less than the fair market value of such Common Stock on the date of said grant, subject to and upon the terms and conditions set forth in the Plan and as hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

W I  T  N  E  S  S  E  T  H:

            1.         The Company hereby grants to the Optionee effective on _____________, 2018, pursuant to the Plan, a copy of which is attached hereto as Appendix A and the provisions of which are incorporated herein as if set forth in full, a stock option to purchase all or any part of the number of shares of Common Stock (the "Shares"), described in Paragraph 3 below (the "Option"), subject to and upon the terms and conditions set forth in the Plan and the additional terms and conditions hereinafter set forth.  The Option is evidenced by this Agreement.  In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern, provided that to the extent the provisions of the Plan or this Agreement are inconsistent with the terms of the Amended Employment

Agreement (as defined below), the provisions of the Amended Employment Agreement shall govern. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

            2.         By accepting this award the Optionee hereby acknowledges and agrees that (i) this Option, and any shares the Optionee may acquire under this Option in the future or any of the proceeds of exercising this Option or selling any shares acquired pursuant to this Option, as well as any other incentive compensation the Optionee is granted after adoption of the Clawback Policy, are subject to the Company’s Clawback Policy, which was adopted by the Company’s Board of Directors in October 2012, and (ii) this Option, and any shares the Optionee may acquire under this Option in the future or any of the proceeds of exercising this Option or selling any shares acquired pursuant to this Option, as well as any other incentive compensation the Optionee is granted after adoption of the Clawback Policy, will be subject to the terms of such Clawback Policy, as it may be amended from time to time by the Board in the future.  Such acknowledgement and agreement was a material condition to receiving this Option, which would not have been granted to the Optionee otherwise.  Additionally, the Optionee acknowledges and agrees that if the Optionee is or becomes subject to the Hasbro, Inc. Executive Ownership Policy, effective as of March 1, 2014, as it may be amended from time to time by the Board in the future (the “Stock Ownership Policy”),  then by accepting this award and any shares that the Optionee may acquire in the future pursuant to this award, as well as any other equity-based incentive compensation the Optionee is granted after the Optionee becomes subject to the Stock Ownership Policy, the Optionee agrees that the Optionee  will be subject to the terms of the Stock Ownership Policy, including without limitation the requirement to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until the Optionee’s applicable requirement levels are met.

            3.         This Agreement relates to an Option to purchase the specified number of shares which have been communicated to the Optionee at an exercise price of $_____ per share (the "Exercise Price Per Share").  (Hereinafter, the term "Exercise Price" shall mean the Exercise Price Per Share multiplied by the number of shares being exercised.)  Subject to the provisions of the Plan and of this Agreement, the Optionee shall be entitled to exercise the Option on a cumulative basis until the day preceding the seventh anniversary of the date of the grant in accordance with the following schedule:

                                                                                                                        Cumulative

                                                                                                                        Percent of Option

Period                                                                                                              Exercisable

________  ___ to ________  ___                                                                   0%

________  ___ to ________  ___                                                                   33 1/3%

________  ___ to ________  ___                                                                   66 2/3%

________  ___ to ________  ___                                                                   100%

In determining the number of shares exercisable in accordance with the above table, fractional shares shall be disregarded.

            4.         In the event that Optionee wishes to purchase any of the shares then purchasable under the Option as provided in Paragraph 3 hereof, Optionee shall deliver or shall transmit  to the Company or to the Company’s designee, in the manner designated by or on behalf of the Company, a notice in the form and/or in the manner designated by or on behalf of the Company or its designee, as the same may be amended or supplemented from time to time by or on behalf the Company, together with a check payable to Hasbro, Inc. or its designee, if applicable, (or accompanied by wire transfer to such account of the Company or its designee as the Company may designate) in United States dollars, in the aggregate amount of the Exercise Price, or shares of Common Stock held by the Optionee for at least six (6) months (duly endorsed to the Company or its designee, if applicable, or accompanied by an executed stock power, in each case with signatures guaranteed by a bank or broker if required by the Company or its designee) having a Fair Market Value (as defined in the Plan) equal to the Exercise Price, or a combination of such shares having a Fair Market Value less than the Exercise Price and a check in United States dollars for the balance of the Exercise Price.

                        Unless an Optionee shall have made advance alternative arrangements satisfactory to the Company, or to the Company’s designee, each Optionee shall deliver to the Company or its designee, together with the required notice of exercise and payment of the Exercise Price as aforesaid, a check payable to Hasbro, Inc. or its designee, if applicable, or a wire transfer to such account of the Company or its designee, if applicable, as the Company may designate, in United States dollars, in the amount of any withholding required by law for any and all federal, state, local or foreign taxes payable as a result of such exercise.  Each Optionee shall consult with the Company or the Company’s designee in advance of the exercise so as to determine the amount of withholding taxes due.  An Optionee may also elect to satisfy any withholding taxes payable as a result of such exercise (the "Taxes"), in whole or in part, either (i) by having the Company or its designee withhold from the shares of Common Stock to be issued upon exercise of the Option or (ii) delivering to the Company or its designee shares of Common Stock already owned by the Optionee and held by the Optionee for at least six (6) months (represented by stock certificates duly endorsed to the Company or accompanied by an executed stock power in each case with signatures guaranteed by a bank or broker to the extent required by the Company or its designee), in each case in an amount whose Fair Market Value on the date of exercise is either equal to the Taxes or less than the Taxes, provided that a check payable to Hasbro, Inc. or its designee, if applicable, or a wire transfer to such account of the Company or its designee as the Company may designate, in United States dollars for the balance of the Taxes is also delivered to the Company, or its designee, at the time of exercise.

In addition, the Optionee shall comply with such other requirements and provide such additional information and documentation as is reasonably required by the Company, or the Company’s designee, to process any exercise of this option and resulting delivery of shares.  As soon as practicable after receipt of the notice of exercise, Exercise Price, Taxes, and such other information and documentation as the Company or its designee shall require, the Company or its designee shall deliver or cause to be delivered to Optionee the shares in respect of which the Option was so exercised (less any shares deducted to pay Taxes in accordance with Optionee's election).

            5.         (a)   If the Optionee  retires at his Normal Retirement Date (as defined below), or the Optionee  suffers a Disability (as defined below) or dies, in each case without the Optionee having fully exercised the Option granted to the Optionee, then the Optionee, the executor, administrator or trustee of the Optionee’s estate, or the Optionee’s legal representative, as the case may be, shall have the right to exercise any Option under the Plan, for a period of not more than one (1) year after such retirement, such Disability, or in the case of death, the appointment and qualification of such executor, administrator or trustee (except that in no event other than death may such Option be exercised later than the day preceding the seventh anniversary of the date of the grant of such Option).  In each such case, the Option will be exercisable with respect to all or any part of the number of shares to which the Option relates, whether or not said Option was fully exercisable in accordance with the schedule set forth in Section 3 of this Agreement as of the date of such retirement, Disability or death.  Thereafter, such Option, to the extent not so exercised during such one-year period shall be deemed to have expired regardless of the expiration date otherwise specified in Section 2 hereof.

                        (b)        If the Optionee’s employment with the Company is either (i) terminated by the Optionee for Good Reason (as defined below), or (ii) terminated by the Company without Cause (as defined below), without the Optionee having fully exercised the Option granted to the Optionee, then, upon the Release becoming effective, the Option will be exercisable with respect to all or any part of the number of shares to which the Option relates, whether or not said Option was fully exercisable in accordance with the schedule set forth in Section 3 of this Agreement as of the date of such termination of employment, and the Optionee shall have the right to exercise any Option under the Plan, for a period of not more than one (1) year after the date of such termination of employment (except that in no event may such Option be exercised later than the day preceding the seventh anniversary of the date of the grant of such Option).  Thereafter, such Option, to the extent not so exercised during such one-year period, shall be deemed to have expired regardless of the expiration date otherwise specified in Section 3 hereof.  For the avoidance of doubt, if the Optionee’s employment with the Company is either (i) terminated by the Optionee for Good Reason, or (ii) terminated by the Company without Cause, without the Optionee having fully exercised the Option granted to the Optionee, and the Release does not become effective, then the Option will be treated in accordance with the provisions of Section 4(d) below.

                        (c)        If the Optionee  retires at an Early Retirement Date (as defined below), without the Optionee having fully exercised any Option granted to him, the Optionee shall have the right to exercise the unexercised portion of any Option theretofore granted, but only to the extent said Option was then exercisable in accordance with the schedule set forth in Section 3 of this Agreement, for a period of not more than three (3) months after the date of early retirement (but in no event shall the exercise period extend beyond the day preceding the seventh anniversary of the date of grant of the Option).  Thereafter, the Option, to the extent not exercised during such three-month period, or such longer period as may have been approved by the Committee, shall be deemed to have expired, regardless of the expiration date otherwise specified in Section 3 hereof.

                        (d)       If the Optionee ceases to be employed by the Company or by a direct or indirect subsidiary of the Company for any reason other than the reasons set forth in subsections (a), (b) and (c) of this Section 5, he shall have the right to exercise the unexercised portion of any Option theretofore granted to Optionee, but only to the extent said Option was then exercisable in accordance with the schedule set forth in Section 3 of this Agreement as of the date of termination, for a period of not more than three (3) months after any such termination, but not, in any event, later than the day preceding the seventh anniversary date of the grant of such Option.  Thereafter, such Option, to the extent not so exercised during such three-month period, shall be deemed to have expired, regardless of the expiration date otherwise specified in Section 3 hereof.

            For purposes of subsections (a), (b) and (c) above:

*          “Amended Employment Agreement” shall mean the Amended and Restated Employment Agreement between the Optionee and the Company, dated October 4, 2012, as such agreement may be amended from time to time.

            *          “Cause” shall have the meaning set forth in the Amended Employment Agreement.

*          “Credited Service” shall mean a calendar year in which the Optionee is paid for at least 1,000 hours of service (as defined in the frozen Hasbro Pension Plan) as an employee of the Company or a subsidiary of the Company.

*          “Disability” shall have the meaning set forth in the Amended Employment Agreement.

*          “Early Retirement Date” shall mean:  the day on which the Optionee retires after attaining age fifty-five (55), but not age sixty-five (65), with ten (l0) or more years of Credited Service.  The Optionee is eligible for early retirement on the first day of the calendar month coincidental with or immediately following the attainment of age fifty-five (55) and the completion of ten (l0) years of Credited Service, and “early retirement” shall mean retirement by an eligible Optionee at the Early Retirement Date.

*          “Good Reason” shall have the meaning set forth in the Amended Employment Agreement.

*          “Normal Retirement Date“ shall mean:  the day on which the Optionee retires after attaining age sixty-five (65) with five (5) or more years of Credited Service. The Optionee is eligible for normal retirement on the first day of the calendar month coincident with or immediately following the Optionee's attainment of age sixty-five (65) and completion of five (5) or more years of Credited Service, and “normal retirement” shall mean the retirement by an eligible Optionee at the Normal Retirement Date.

*          “Release” shall have the meaning set forth in the Amended Employment Agreement.

            6.         The adjustment provisions set forth in Section 8 of the Plan shall apply to this Option.

            7.         This Option shall not be transferable by the Optionee, in whole or in part, except in accordance with Section 7 of the Plan, and shall be exercisable only as hereinbefore provided.  Any purported assignment, transfer, pledge, hypothecation or other disposition of the Option or any interest therein contrary to the provisions of the Plan, and the levy of any execution to, or the attachment or similar process upon, the Option or any interest therein, shall be null and void and without effect.

            8.         Subject to the applicable provisions of the Plan, and particularly to Section 7 of the Plan, this Agreement shall be binding upon and shall inure to the benefit of Optionee, Optionee's successors and permitted assigns, and the Company and its successors and assigns.

            9.         In connection with a Change in Control the Option will be treated in the manner set forth in the Plan, as such Plan has been amended by the Company’s shareholders through the date of such Change in Control.

            10.       This Agreement shall be construed and enforced in accordance with the internal laws of the State of Rhode Island and Providence Plantations and applicable Federal law.

            IN WITNESS WHEREOF, the Company and the Optionee have entered into this Agreement effective as of the day and year first above written.  By accepting the terms of the award represented by this Agreement through an electronic form offered by the Company, or the Company’s designee, the Optionee hereby agrees to the terms of this Agreement with the same effect as if the Optionee had signed this Agreement.

            HASBRO, INC.

            By:      /s/Deborah Thomas

                         Deborah Thomas

                        Executive Vice President and

                        Chief Financial Officer

                                                                                          By: _________________________

                                                                                                  Brian D. Goldner